Exhibit 99.1

Subject: Cisco Acquisition – Addressing Customer Questions

Sales team,

We are very aware of the pressures you may be encountering when addressing customer and prospect questions about our agreement to be acquired by Cisco. We also understand that the limitations on what we can say about plans after the acquisition is completed makes it more challenging to sell. The team and I have been working closely with Cisco to provide timely updates about Cisco’s plans that you can share with customers and prospects. We want you to feel comfortable speaking about the future of our products and empower you to manage your relationships.

Specifically, we’ve worked with Cisco to develop answers to two specific concerns you’re hearing – 1) Support of and future of FirePOWER and 2) the future of Snort after the sale is completed. The below additions to the external FAQ should help your conversations. These points are also addressed on Cisco.com in a Q&A section – it may help to direct your contacts there so they can hear it from Cisco directly, too.

Sourcefire FirePOWER Platform

Cisco intends to further accelerate the roadmap and adoption of the FirePOWER platform after the merger with Sourcefire is completed. The FirePOWER platform is a powerful, integrated purpose-built security appliance, which aligns very well to Cisco’s overall platform strategy.

Commitment to Snort

Cisco intends to utilize the Snort engine and signature set. This is in-line with the architectural plans for Cisco’s security platform evolution and is consistent with Cisco’s commitment to Snort usage across the industry.

As Cisco communicated during the initial announcement, the leadership team there is keenly aware that the security market is in transition and requires new and innovative solutions to meet the growing needs of customers. We will share additional details on the integration of these and the rest of the security offerings when we can. The marketing team will include this messaging in customer, prospect and channel communications, as well as provide this in an email template that you can use externally.

As a reminder, these FAQ questions are to be used only when addressing inquiries from customers, prospects or channel partners. If you’re contacted by any media, industry or financial analysts, please immediately direct them to Jennifer Leggio.

Happy selling!

Tom

President and COO, Sourcefire

Additional Information and Where to Find It

In connection with the proposed acquisition by Cisco Systems, Inc. (“Cisco”) of Sourcefire, Inc. (“Sourcefire”) pursuant to the terms of an Agreement and Plan of Merger by and among Sourcefire, Cisco, and a wholly-owned subsidiary of Cisco, Sourcefire filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) on August 12, 2013 and will file a definitive proxy statement. Investors are urged to read the preliminary proxy statement and, when it becomes available, the definitive proxy statement (including all amendments and supplements) because they will contain important information. Investors may obtain free copies of the preliminary proxy statement and, when it becomes available, the definitive proxy statement, as well as other filings containing information about Sourcefire, without charge, at the SEC’s Internet site (http://www.sec.gov). These documents may also be obtained for free from Sourcefire’s Investor Relations web site (http://investor.sourcefire.com/) or by directing a request to Sourcefire at: Sourcefire, Inc., 9770 Patuxent Woods Drive, Columbia, MD 21046.

Sourcefire and its officers and directors and other members of management and employees may be deemed to be participants in the solicitation of proxies from Sourcefire’s stockholders with respect to the acquisition. Information about Sourcefire’s executive officers and directors is set forth in the proxy statement for the Sourcefire 2013 Annual Meeting of Stockholders, which was filed with the SEC on April 24, 2013. Investors may obtain more detailed information regarding the direct and indirect interests of Sourcefire and its respective executive officers and directors in the acquisition by reading the preliminary proxy statement filed with the SEC on August 12, 2013 and definitive proxy statement, which will be filed with the SEC.

Forward-Looking Statements

This written communication contains forward-looking statements that involve risks and uncertainties concerning Cisco’s proposed acquisition of Sourcefire, Sourcefire’s expected financial performance, as well as Sourcefire’s strategic and operational plans. Actual events or results may differ materially from those described in this written communication due to a number of risks and uncertainties. The potential risks and uncertainties include, among others, the possibility that the transaction will not close or that the closing may be delayed; the reaction of our customers to the transaction; general economic conditions; the possibility that Sourcefire may be unable to obtain stockholder approval as required for the transaction or that the other conditions to the closing of the transaction may not be satisfied; the transaction may involve unexpected costs, liabilities or delays; the outcome of any legal proceedings related to the transaction; the occurrence of any event, change or other circumstances that could give rise to the termination of the transaction agreement. In addition, please refer to the documents that Cisco and Sourcefire file with the SEC on Forms 10-K, 10-Q and 8-K. The filings by Sourcefire identify and address other important factors that could cause its financial and operational results to differ materially from those contained in the forward-looking statements set forth in this written communication. Sourcefire is under no duty to update any of the forward-looking statements after the date of this written communication to conform to actual results.